Exhibit 5.1

GEORGE R. BRAZIER KENNETH L.H. EMBREE PATRICIA D. SANDBERG* DIRK K. MATTHEUS* RYAN S. OSING VICTORIA A. STEEVES (*denotes law corporation)	CHERI L. PEDERSEN C. BRUCE SCOTT* PAUL A. VISOSKY* CHRISTINE E. COLEMAN JOEL J. SCHUSTER	COREY M. DEAN* MARY P. COLLYER J. DOUGLAS SEPPALA* LUCY H. SCHILLING ZAFAR A. KHAN	10th Floor 595 Howe Street Vancouver BC Canada V6C 2T5 www.dumoulinblack.com Telephone No.(604) 687-1224 Facsimile No.(604) 687-3635

File No.  3499-1

January 26, 2007

OncoGenex Technologies Inc.
400 – 1001 West Broadway
Vancouver, BC
V6H 4B1

Attention:                                         Mr. Scott Cormack, President

Dear Mr. Cormack:

Re:                             OncoGenex Technologies Inc. Registration Statement on Form F-1

We have acted as corporate counsel in British Columbia to OncoGenex Technologies Inc. (the “Company”), a company existing under the Canada Business Corporations Act, in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form F-1 filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), registering up to 5,175,000 common shares to the Company (the “Shares”) proposed to be issued by the Company, which includes up to 675,000 common shares issuable upon exercise of an over-allotment option proposed to be granted by the Company.  This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement, and for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion.  With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents and that the Reorganization ( as defined in the Registration Statement) has been completed.

We are qualified to express opinions only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.  We express no opinion on the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and, when issued and sold in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ DuMoulin Black LLP

DuMOULIN BLACK LLP